Exhibit 10.6

[CARTER’S LETTERHEAD]

January 19, 2009

Mr. Richard F. Westenberger
224 East Sheridan Road
Lake Bluff, Illinois  60044

Re:  Severance Terms

Dear Richard,

This letter agreement (this “Agreement”) confirms the understanding between The William Carter Company (the “Company”) and you with respect to your severance compensation from the Company, notably that:

1.	Position.

(a)
You will continue to be an At Will employee, serving as the Executive Vice President and Chief Financial Officer for Carter's, and have the normal duties, responsibilities, and authority of such position, subject to the Company’s ability to expand, limit, or otherwise change these duties, responsibilities, and authorities.

(b)
Your base salary will be a minimum of $400,000 per year and your current target annual cash incentive award (“Target Bonus”) under the Company’s Amended and Restated Annual Incentive Plan (“Plan”) will be a minimum of seventy-five percent (75%) of your base salary as in effect during the calendar year for which the award is made, each subject to upward adjustments based on your performance.

2.	Severance Compensation.

(a)
If the Company terminates your employment for any reason other than because of your conviction of a felony, your commission of fraud (or other act involving dishonesty) or misconduct that is injurious to the Company, or your willful refusal to perform your job responsibilities, then you shall be entitled to receive (i) your base salary as in effect during the calendar year during which such termination occurs (“Termination Year”) for a period of twelve (12) months following your termination (“Severance Period”); and (ii) the Target Bonus you would have earned under the Plan for the Termination Year, provided that the calculation of any such Target Bonus shall take into account whether the Company’s performance goals established pursuant to the Plan were achieved, and provided, further, that any such Target Bonus payment shall be pro-rated for the amount of time you were employed by the Company during the Termination Year (the compensation referenced in subclauses (i) and (ii) above are collectively referred to as the (“Severance Compensation”).  Except to the extent modification is required to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as described in Section 4 below, the portion of your Severance Compensation described in subclause (i) shall be paid in accordance with the Company’s normal pay cycles and the portion described in subclause (ii) shall be paid in accordance with the terms of the Plan.

(b)
In addition to the Severance Compensation described above, during the Severance Period, you can continue to receive coverage under the Company-sponsored medical, dental, vision, or group life insurance plans for you (and any eligible dependents who are enrolled in those plans at the time of your termination of employment) at the same cost for such coverage as is paid by active employees.  In order to receive the Company’s subsidy for these benefits, you (and any dependents) must qualify for continued coverage under the terms and conditions of the plans or by law; must elect to continue the coverage in accordance with the terms of each plan; and must pay the cost of your coverage through deduction from the salary continuation payments under subclause (i) of Section 2(a) above.  The Company’s subsidy for these benefits will expire with the end of the Severance Period.

(c) The amount of your Severance Compensation will be reduced by the amount of any severance compensation you are otherwise entitled to pursuant to any Company Severance Plan.

3.
Other Benefits.  Your eligibility for all Company-subsidized benefits will cease on the last day of the Severance Period or, if later, on the date provided by the plan documents for such benefits.  Coverage for medical, dental and vision insurance may be continued under COBRA.  Group life insurance may be continued pursuant to the terms and conditions of that plan.

4.	Section 409A Compliance.

(a)  It is intended that the payment of benefits described in this Agreement will comply with Section 409A and all guidance and regulations thereunder.  This Agreement will at all times be construed in a manner to comply with Section 409A and should any provision be found not in compliance with Section 409A, you hereby agree to any changes to the terms of this Agreement reasonably deemed necessary and required by the Company to achieve compliance with Section 409A, including any applicable exemptions.  In no event will any payment pursuant to this Agreement that is considered “deferred compensation” within the meaning of Section 409A, and that does not satisfy any of the applicable exemptions under Section 409A, be accelerated or delayed in violation of Section 409A.  If you are a “specified employee,” as defined in Section 409A and Section 4(c) below, at the time that payments to you under this Agreement are to commence, no payment under this Agreement that is considered to be “deferred compensation” within the meaning of Section 409A that does not satisfy any of the applicable exemptions under Section 409A may be made before the date that is six (6) months after your separation from service (or death, if earlier).  To the extent that payments to you under this Agreement are subject to the six-month delay rule, all payments that would have been made to you during the six (6) months following your separation from service will be accumulated and paid to you during the seventh (7th) month following your separation from service, and any remaining payments due will be made in their ordinary course according to the terms of this Agreement.  The Company will notify you if you are subject to the six (6) month delay rule.  In no event shall amounts be paid to you pursuant to Section 2(a) unless you incur a separation from service within the meaning of Section 409A(a)(2)(A)(i) and the Treasury Regulations promulgated thereunder.

(b)  Notwithstanding the provisions of Section 4(a), so much of the Severance Compensation payable pursuant to Section 2(a) as does not exceed the "exempt amount" as hereinafter defined shall be paid in accordance with the Company’s normal pay cycles or the terms of the Plan, which is applicable; provided, that in no event shall such amounts be paid later than by December 31 of the second calendar year following the calendar year in which your involuntary separation from service occurs.  For purposes of the immediately preceding sentence, the "exempt amount" means the lesser of (i) your total Severance Compensation, if any, or (ii) the lesser of (A) two times the applicable limit under Section 401(a)(17) of the Internal Revenue Code for the year in which your involuntary separation from service occurs, or (B) two times the annualized compensation determined under applicable Treasury Regulations by reference to the annual rate of pay for the calendar year preceding the calendar year in which your involuntary separation from service occurs.  For purposes of the Treasury Regulations under Section 409A, each payment described in this Section shall be treated as a separate payment.

(c)  For purposes of this Section, the term "specified employee" means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining "specified employee" status.  Any such written election shall be deemed part of this Agreement.

5.
Release and Compliance.  Your right to receive Severance Compensation is expressly conditional upon (a) your execution (and non-revocation) of a general release of liability of the Company and its Affiliates in form and substance satisfactory to the Company, and (b) your compliance with each of the terms of this Agreement.

6.
Non-Competition/Non-Solicitation.  During the Severance Period, you will not: work or provide services in a similar capacity for any company a material component of whose business is competitive with the Company; solicit, induce, or hire (or attempt to do any of the same) any Company employee for employment with another company; induce or attempt to induce any customer of the Company to, in any way, diminish their relationship with the Company; or otherwise interfere with any relationship between the Company and any employee or customer.

7.
Confidential Information.  The information you obtain while working for the Company (whether written, oral, or any other form) relating to the business or operations of the Company that is not generally known by the public is proprietary to the Company.  You agree not to use any of such confidential information outside of your performance of your job responsibilities for the Company, and you agree to return or destroy any physical copies that may contain such confidential information.  You agree not to discuss or disclose the terms or existence of this letter agreement.  The obligations of this paragraph survive the termination of your employment with the Company.

8.
Miscellaneous.  This letter sets forth the entire understanding between the Company and you with respect to your severance compensation.  The interpretation of any of these provisions will be governed by the laws of the State of New York.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Please acknowledge your acceptance of these terms by counter-signing below.

Sincerely,

/s/ BRENDAN M. GIBBONS
Brendan M. Gibbons
Vice President, General Counsel, and Corporate Secretary

AGREED AND ACCEPTED

/s/ RICHARD F. WESTENBERGER
Richard F. Westenberger